Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

URANIUM ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Subscription Receipts	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Units	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Common Stock, par value $0.001 per share	457(o) and 457(r)	N/A	N/A	$300,000,000	$110.20 per $1,000,000	$33,060.00(4)
Fees Previously Paid	-	-	-	-	-	-	-	$-

	Total Offering Amounts					$300,000,000(3)		$33,060.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$33,060.00

(1)	Pursuant to Rules 456(b) and 457(r), the registrant is deferring payment of all applicable registration fees.
(2)

Omitted pursuant to General Instruction II.E of Form S-3. Includes an indeterminate number of common shares, common share or debt securities purchase warrants, an indeterminate principal amount of debt securities, subscription receipts for any combination thereof or units of any combination thereof. This registration statement also covers: (i) common shares or debt securities that may be issued upon exercise of warrants; and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(3)	Does not include registration fees deferred in accordance with Rules 456(b) and 457(r) under the Securities Act, as described in Note (1).
(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.